Exhibit 99.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

447 March Road	Tel 1-613.592.2790
Ottawa, ON K2K 1X8	Fax 1-613.592.6937
Canada

MDS Nordion

Science Advancing Health

Boston Life Sciences, Inc.

85 Main Street

Hopkinton, MA 01748

USA

Dear Sirs:

Re:	Amendment #6 to Agreement between MDS Nordion Inc.

(now MDS Nordion, a division of MDS (Canada) Inc.

dated the 9th day of August, 2000 (the “Agreement”)

Reference is made to the agreement between MDS Nordion Inc. (now MDS Nordion, a division of MDS (Canada) Inc.) and Boston Life Sciences Inc. dated the 9th day of August 2000 ( the “Agreement”).

In consideration of $1.00 and other valuable consideration the sufficiency of which is hereby acknowledged, the parties desire to further amend the Agreement and extend the term.

1.	Section 16.1 of the Agreement shall be amended in its entirety and shall read as follows:

“The term of this Agreement shall commence upon the Effective Date, and unless terminated earlier pursuant to this Agreement, shall expire on the earlier of (i) FDA granting of BLSI’s NDA with respect to Altropane for Parkinson’s Disease or (ii) December 31, 2006”.

2.	In addition to the Maximum Batch Size available for purchase as identified in Section 4.1 of the Agreement, BLSI agrees to purchase and MDS Nordion agrees to supply Altropane under the Agreement in accordance with the terms and batch size appearing on the face of MDS Nordion’s Quotation 2005-RQ-0254 (attached) and as amended from time to time. The Terms and Conditions on the second page of the quotation shall not apply.

All other Terms and Conditions in this Agreement shall remain in full force and effect.

The foregoing amendment shall be effective as of the date first written above.

If you agree with the foregoing, please execute this Agreement in the space provided below.

Sincerely,

MDS Nordion

Per:	/s/ GERRY VANTELLINGEN
Name:	Gerry Vantellingen
Title:	Vice President, Products and Services

We agree this 19th day of December, 2005.

Boston Life Sciences Inc.

Per:	/s/ KENNETH L. RICE, JR.

ITEM	DESCRIPTION

1.0	QUOTATION FOR THE SUPPLY OF BATCHES OF ALTROPANE FROM JANUARY 1, 2006 UNTIL DECEMBER 31, 2006.

	Batch Description:	up to 20 shippable doses of Altropane (Note 1)

	Price:	$[**] per dose for the first 15 doses. Minimum price per Batch is $[**]. Minimum monthly total is $[**] including Batches processed in that month.

	Freight Charges:	Prepaid and invoiced at cost. AirNet is recommended and is $165 per shipment.

Notes:

1.      An Altropane dose contains 5 mCi of I-123 as of 15:00 hrs. PT., the day after manufacture. Additional product specifications are as outlined in the Agreement between BLSI and MDS Nordion which expires on December 31, 2006.

UNLESS OTHERWISE STATED, PRICES DO NOT INCLUDE ANY TAXES OR DUTY.

THIS QUOTATION IS SUBJECT TO TERMS ON THE FACE AND SECOND PAGE.

SHIPPING SCHEDULE: As Requested By Customer	DELIVERY: F.O.B. Vancouver, BC

CURRENCY: United States Dollars

TERMS (SEE SECOND PAGE): Net 30 Days	QUOTATION VALID UNTIL: 2006 December 31

ISSUED ON BEHALF OF MDS NORDION

/S/ COLYN K. STEEVES	COLYN K. STEEVES, SALES NUCLEAR MEDICINE

MDS Nordion Science Advancing Health	447 March Road, P.O. Box 13500 Kanata, Ontario, Canada K2K 1X8 Tel: (613) 592-2790 Fax: (613) 592-7638